UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
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Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2024 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, June 3, 2024

Time:	10:00 a.m., Eastern Daylight Time

Place:	Watsco, Inc. Corporate Office 2665 S. Bayshore Drive, Suite 901 Miami, Florida 33133

Purpose:	1. For our holders of Common stock to elect one director and for our holders of Class B common stock to elect two directors.

2. To consider and vote on the advisory resolution regarding the compensation of our named executive officers.

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2024 fiscal year.

4. To consider any other business that is properly presented at the meeting or any adjournments thereof.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on April 5, 2024.

Proxy Voting:	Whether or not you expect to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN

Executive Vice President and Secretary

April 26, 2024

This is an important meeting, and all shareholders of record as of April 5, 2024 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend the meeting in person to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on any of the proposals contained in this Proxy Statement (other than proposal no. 3) without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of any proposal contained in this Proxy Statement (other than, in the discretion of your nominee, proposal no. 3).

*	To be voted on at the meeting.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders’ Meeting to Be Held on June 3, 2024

The Company’s 2023 Annual Report and this Proxy Statement are available at:

www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of April 5, 2024, which entitles you to vote those shares at our 2024 annual meeting of shareholders (which we refer to as our annual meeting). Our Board of Directors (referred to as the Board), is soliciting proxies from shareholders who wish to vote their shares at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes and provides information about the matters on which you are being asked to vote so that you can make an informed decision. Watsco, Inc. is referred to in this document as Watsco, we, us, our, and the Company.

This Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 26, 2024. Shareholders should review the information contained in this Proxy Statement together with our 2023 Annual Report which accompanies this Proxy Statement.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

The annual meeting will be held on Monday, June 3, 2024, at 10:00 a.m., Eastern Daylight Time at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133.

Who may attend the annual meeting?

Shareholders of record as of April 5, 2024 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring (1) a brokerage statement evidencing your share ownership as of the record date, (2) a legal proxy from the broker to vote the shares that are held for your benefit, and (3) valid photo identification.

What is the purpose of the annual meeting?

Our annual meeting will be held for the following purposes:

1.	To vote on the election of directors as follows:

a.	for the holders of Common stock to elect Barry S. Logan to serve as a director until our 2027 annual meeting of shareholders, or until his successor is duly elected and qualified; and

b.

for the holders of Class B common stock to elect Aaron J. Nahmad and Albert H. Nahmad to serve as directors until our 2027 annual meeting of shareholders, or until their respective successors are duly elected and qualified.

2.	To consider and vote on the advisory resolution regarding the compensation of our named executive officers.

3.	To ratify the appointment of Deloitte & Touche LLP (referred to as Deloitte) as our independent registered public accounting firm for the 2024 fiscal year.

4.	To vote on such other business, if any, as may properly come before the meeting or any adjournments thereof.

Who may vote?

The Board set April 5, 2024 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponements or adjournments of the annual meeting.

There were 34,747,547 shares of our Common stock and 5,552,467 shares of Class B common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the ten days immediately preceding the annual meeting, and this list will be available at the annual meeting itself for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to 10 votes per share on each matter that is submitted to shareholders for approval, except with respect to the election of directors as described below.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our number of directors (rounded up to the next whole number), which is presently three directors. Holders of our Class B common stock vote separately to elect 75% of our number of directors (rounded down to the next whole number), which is presently six directors.

Other Matters

Other than with respect to the election of directors, holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as otherwise required by applicable law.

How do I vote?

Shareholders of Record. You are a shareholder of record if you are registered as a shareholder with our transfer agent, Equiniti Trust Company, LLC. Shareholders of record may vote their shares by the internet, telephone, or by mail. To vote in person, you must attend our annual meeting, bring valid photo identification, and deliver your completed proxy card in person.

Beneficial Shareholders. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained by our transfer agent. If you hold shares in street name, you will receive voting instructions from your nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date, and obtain a legal proxy from your nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the annual meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•	FOR the election of each director nominees named in this Proxy Statement.

•	FOR approval of the advisory resolution regarding the compensation of our named executive officers.

•	FOR ratification of Deloitte as the Company’s independent registered public accounting firm for the 2024 fiscal year.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no directions, the proxy will be voted:

•	FOR the election of each director nominees named in this Proxy Statement;

•	FOR approval of the advisory resolution regarding the compensation of our named executive officers;

•	FOR ratification of Deloitte as the Company’s independent registered public accounting firm for the 2024 fiscal year; and

•

In accordance with the recommendation of our Board of Directors “FOR” or “AGAINST” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding shares of Common stock and Class B common stock (together referred to as common stock) as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting.

If less than a majority of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

Under our Second Amended and Restated By-Laws (referred to as our By-Laws), if a quorum is present, to be elected as a director, a nominee must receive a majority of the votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, cast “FOR” such nominee’s election.

Approval of the Advisory Resolution Regarding the Compensation of our Named Executive Officers

If a quorum is present, approval requires that a majority of the votes cast at the annual meeting are cast “FOR” approval.

Ratification of Deloitte as our independent auditor

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that a majority of the votes cast at the annual meeting are cast “FOR” ratification.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining presence of a quorum, but abstentions will not have an effect on the outcome of any proposal.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Proposal No. 3 to ratify Deloitte as our independent public accounting firm for the 2024 fiscal year is a “routine” matter on which a broker may vote without having received instructions from the beneficial owner of such shares. On the other hand, absent instructions from the beneficial owner of shares, a broker is not entitled to vote such shares on “non-routine” matters, which include Proposal No. 1 (election of directors) and Proposal No. 2 (the advisory resolution regarding the compensation of our named executive officers) described in this Proxy Statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal No. 1) and with respect to the advisory resolution (Proposal No. 2) described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for the election of directors or with respect to the advisory resolution.

If any other routine matters are properly brought before the annual meeting in addition to Proposal No. 3, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone, or in person. Our directors, officers, and employees may participate in the solicitation of proxies without additional consideration.

DIRECTORS & EXECUTIVE OFFICERS

Directors & Executive Officers

Our Amended and Restated Articles of Incorporation and our By-laws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible into three equal divisions, each of which serves for a three-year term. We refer to directors elected by holders of our Common stock as Common Directors and we refer to directors elected by holders of our Class B common stock as Class B Directors.

The names of our directors, executive officers and director nominees and their respective ages, positions (including designation as a Common Director or Class B Director), biographies and, in the case of directors, their qualifications to serve as directors, are set forth below.

Name	Age	Position	Expiration of Term
Cesar L. Alvarez	76	Class B Director and Co-Vice Chairman	2026
J. Michael Custer	61	Class B Director	2025
Denise Dickins	62	Class B Director	2026
Ana Lopez-Blazquez	66	Common Director	2026
John A. Macdonald (1)	67	Common Director	2024
Ana M. Menendez	59	Chief Financial Officer & Treasurer
Valerie F. Schimel	45	Class B Director	2025

Director Nominees (2)
Barry S. Logan	61	Executive Vice President & Secretary and Common Director	2027
Aaron J. Nahmad	42	President, Co-Vice Chairman, and Class B Director	2027
Albert H. Nahmad	83	Chairman & Chief Executive Officer and Class B Director	2027

(1)	Mr. Macdonald will serve out his term on our Board, which expires at the annual meeting.
(2)	Each nominee has been reviewed and recommended for nomination by our Nominating & Governance Committee and has consented to serve as a director if elected.

Cesar L. Alvarez has been a part of our Board since 1997, excluding a brief hiatus between 2015 and 2017. Cesar is the Senior Chairman of Greenberg Traurig, P.A., an international law firm that he helped build into one of the top ten law firms in the U.S. With degrees in law and an MBA from the University of Florida, Cesar brings significant legal expertise to our Board, including experience in securities laws, mergers and acquisitions, and corporate law. He serves on boards of two other public companies, including Precigen, Inc. (chair of the nominating and governance committee), a clinical stage pharmaceutical company and The St. Joe Company (member of the audit, compensation and governance committees), a long-standing Florida-based land development company. His entrepreneurial spirit, business background in helping build his firm, and extensive experience in corporate governance make him a vital member of our Board. Present Roles: Cesar serves as our Co-Vice Chairman and is a member of the Strategy Committee.

J. Michael Custer has been a valued member of our Board of Directors since 2018. As the leader of the tax services practice at Kaufman Rossin, one of the nation’s top 100 accounting firms, Mike brings a wealth of expertise to our Board. With more than 30 years of experience advising companies across various industries, he offers proficiency in accounting, financial and tax matters, leadership development, management skills, and corporate governance. As a member of the Audit Committee, Mike’s knowledge of audit, accounting, and tax plays an essential role in our acquisition-related activities and long-term planning. Present Roles: Mike is the Company’s Lead Independent Director, Chair of the Nominating & Governance Committee, and a member of the Audit Committee.

Denise Dickins, Ph.D., has served as a Board member since 2007. As Professor Emeritus at East Carolina University, Denise brings extensive auditing, accounting, and corporate governance expertise to our Board. Prior to her educational career, she worked in varying capacities for Arthur Andersen LLP, including Partner in Charge of the South Florida Audit Division and has served on the board of several publicly traded companies. She currently serves on the board of NV5 Global, Inc. (member of the audit committee and chair of the compensation committee) and is a member of the Investor Advisory Group of the Public Company Accounting Oversight Board. Her experience as an instructor, certified public accountant, and certified internal auditor has equipped her with invaluable skills in chairing our Audit and Compensation Committees. Present Roles: Denise serves as Chair of the Audit Committee and Compensation Committee.

Ana Lopez-Blazquez joined our Board of Directors in 2023 after serving as a member of our Advisory Board since 2021. As Executive Vice President, Chief Strategy & Transformation Officer for Baptist Health, Ana has displayed strong leadership and expertise in strategy and business transformation. Her entrepreneurial background, established over her 35-year career at Baptist Health and her deep understanding of financial and regulatory matters make her an essential addition to our Board. Present Roles: Ana is a member of the Audit Committee and Compensation Committee.

John A. Macdonald joined our Board of Directors in 2021 after serving as a member of our Advisory Board since 2019. As the first employee and long-term CEO of Enercare, Inc., John demonstrated his entrepreneurial capabilities by building the company into one of the largest and most innovative home services providers in North America. Today, he serves as Chairman of Parity, Inc., a Toronto-based software company focused on reducing carbon emissions for multi-tenant buildings. John’s industry experience, public company leadership, financial acumen, and deep understanding of technology make him an important asset to our Board.

Ana M. Menendez joined Watsco in 1998 and has served as our Chief Financial Officer since 2003, as Assistant Secretary since 1999, and as Treasurer since 1998. As a certified public accountant, Ana oversees all financial and accounting aspects of our Company, including taxes, risk management, benefits, treasury and cash management, the system of internal control, and other compliance activities. Ana also provides strategic guidance and direction to our Company’s operations and, over her career, has established important partnerships with our primary financial institutions. She is a former member and board chair of the Miami branch of the Federal Reserve Bank of Atlanta.

Valerie F. Schimel joined our Board in 2022 after serving as a member of our Advisory Board since 2019. As a successful entrepreneur, Valerie is the founder and CEO of Munchkin Fun LLC, Florida’s largest digital parenting publication, and the founder of Joju LLC, a producer and marketer of fashion-forward sun protective clothing. Additionally, Valerie is the President of the Albert H. and Jane D. Nahmad Family Foundation, supporting youth and education in Miami-Dade County. She is the daughter of Albert H. Nahmad. Her entrepreneurial background, technology expertise, and social/community involvement make her an important addition to our Board. Present Roles: Valerie is a member of the Nominating & Governance Committee and Strategy Committee.

Director Nominees

Barry S. Logan joined Watsco in 1992 and serves as the Executive Vice President & Secretary, responsible for leading the Company’s strategic initiatives and business development efforts. He has held various leadership roles during his career, including serving as Chief Financial Officer from 1997 to 2003. Mr. Logan joined our Board in March 2024 and previously served as a Watsco director from 2011 to 2018. Barry was Watsco’s fourth corporate employee and is an integral participant in the Company’s business development initiatives, financial, and other strategic activities. He is also the principal contact for engagement with our shareholders.

Aaron J. (A.J.) Nahmad joined Watsco in 2005 and has been our President since 2016 and a director since 2011. A.J. has played a pivotal role in fostering a culture of innovation within the Company, leading to the development of advanced technology platforms that prioritize our customer-experience and modernization of outdated business processes into digital, data-driven processes. With a team of approximately 300 technologists, the Company continues to invest in technology adoption and use by customers, leaders, and managers throughout the marketplace. A.J. holds a B.A. from the University of Pennsylvania and an M.B.A. from New York University’s Leonard N. Stern School of Business. He is the son of Albert H. Nahmad. Present Roles: A.J. serves as our Co-Vice Chairman and is a member of the Nominating & Governance Committee and Strategy Committee.

Albert H. Nahmad is our visionary founder, and has been our leader, Chairman, and CEO since 1972. He has been instrumental in shaping Watsco’s entrepreneurial culture, expanding our business through acquisitions, and fostering strategic business relationships. Under his leadership, Watsco has grown from a market capitalization of $22 million in 1989 to $7.3 billion at the end of 2023, generating a compounded annual growth rate of total shareholder return of 19%. As an industry leader, Watsco now serves more than 125,000 active contractor customers through a network of 690 locations. Present Roles: Albert is our Chairman and Chairs our Strategy Committee.

Director Skills & Experience and Demographic Background

The table below details the skills and experience each director and director nominee brings to our Board, supporting the conclusion that our directors and director nominees should serve as directors:

Skills / Experience	Cesar L. Alvarez	J. Michael Custer	Denise Dickins	Barry S. Logan	Ana Lopez- Blazquez	John A. Macdonald	Aaron J. Nahmad	Albert H. Nahmad	Valerie F. Schimel
Public Company Board Service	X		X	X		X		X
Entrepreneurial	X				X	X	X	X	X
Environmental and HVAC Industry				X		X	X	X
Regulation	X	X	X	X	X	X
Technology and Innovation					X	X	X	X	X
Social, Management, and Leadership	X	X	X	X	X	X	X	X	X
Financial Reporting and Internal Controls		X	X	X	X	X	X	X
Corporate Governance	X	X	X	X	X	X	X	X

The charts below depict the diversity of our directors and director nominees based on gender, ethnicity, independence, and age:

CORPORATE GOVERNANCE

Overall Role of the Board

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body. The Board’s mission is to maximize long-term shareholder value. Our Board oversees our business strategy and risk management process, establishes our overall corporate policies, selects and evaluates our executive management team, and acts as an advisor and counselor to executive management.

Watsco is a “controlled company” as defined by the New York Stock Exchange (referred to as the NYSE) because, as a group, our Chairman & CEO and our President controlled 52.3% of the combined voting power of our outstanding common stock as of April 5, 2024, the record date for the annual meeting. Our Chairman & CEO, our President, and director Valerie F. Schimel, who is the daughter of our Chairman & CEO, controlled 53.1% of the combined voting power of our outstanding common stock as of the record date. As a controlled company, Watsco is not required to comply with certain corporate governance policies required of other publicly traded companies that are not controlled companies. For example, the Board is not required to be composed of a majority of independent directors, and the Company is not required to have a Compensation Committee or a Nominating & Governance Committee. However, because the Board strives to establish policies and procedures that it believes are in the best interests of the Company’s shareholders, the Company generally complies with the corporate governance policies applicable to publicly traded NYSE-listed companies that are not controlled companies.

Board Leadership Structure

Role of Chairman & CEO. Our Board regularly reviews its structure and composition taking into consideration the Company’s performance and expectations for the future. Under the leadership of Albert H. Nahmad, Watsco’s annual total shareholder returns (the measurement of stock appreciation, including the reinvestment of dividends) on a compounded basis in comparison to the S&P 400 Industrials Index for each of the respective time periods were:

	Watsco	S&P 400 Industrials
25 years	17.0%	10.0%
20 years	19.6%	11.3%
15 years	21.7%	14.7%
10 years	19.7%	10.7%
5 years	29.6%	17.2%

The Board believes the Company’s performance reflects Mr. Nahmad’s effective leadership and creativity in devising and executing the Company’s strategic initiatives and in confronting challenges. As Chairman & CEO, Mr. Nahmad fosters a strong collaboration between management and the independent members of the Board. The Board believes that the Company and its shareholders are best served by having Mr. Nahmad continue to serve as Chairman & CEO.

Co-Vice Chairmen of the Board. Currently Mr. Alvarez and Aaron J. Nahmad serve as the Co-Vice Chairmen of the Board. The primary responsibility of this role is to preside at Board meetings at which the Chairman is not present.

Lead Independent Director. To facilitate and strengthen the Board’s independent oversight of the Company’s strategies, performance, and succession planning, and to uphold effective governance standards, the Board has developed the role of a lead independent director. The position of lead independent director is currently held by Mr. Custer. As Lead Independent Director, Mr. Custer has the following duties and responsibilities:

•	Advise the Chairman as to an appropriate schedule for Board meetings.

•	Review and provide the Chairman with input regarding the agendas for Board meetings.

•	Be available for direct communication with the Company’s shareholders.

•	Call meetings of the independent directors when necessary or appropriate.

•	Lead regularly scheduled mandatory executive sessions of the independent directors and apprise the Chairman of any issues that require his action or attention.

•	Perform such other duties as the Board may from time to time determine necessary or appropriate.

Risk Oversight. Watsco encounters a variety of risks, including governance, legal, financial, operational, international, strategic, and reputational risks. Within these broad categories, specific social risks include human capital management, which includes talent acquisition, development and retention, health and wellness, safety, and succession. Other specific risks include cybersecurity threats, the competitive landscape in which we operate, and the impact of disruptive events, such as environmental issues, natural disasters, and pandemics.

To manage these risks and other risks, we have implemented an annual Enterprise Risk Assessment (referred to as ERA) process, which is a company-wide effort managed by key senior management, to identify, assess, manage, report, and monitor risks that may affect our ability to achieve our objectives and strategy. The process is led by our internal audit function whose activities are overseen by the Audit Committee.

As part of the ERA process, each business unit and corporate functional department is responsible for identifying and reporting risks that are specific to its operations and, when applicable, to the Company at large. The Audit Committee and Board also discuss enterprise risks with senior management on a regular basis, including through reviews of compliance issues and business risks. For example, the Audit Committee is formally updated at least annually about information technology infrastructure and cybersecurity risks. The Audit Committee Chair also receives ad hoc updates.

As part of regular Board and committee meetings, our directors consider important external and internal risks that may impact the Company. The full Board regularly reviews reports from management on various aspects of our business, including the risks disclosed in our most recently filed annual report on Form 10-K, and strategies and tactics to address identified risks. At least annually, the Board reviews our CEO succession plan as described in our Corporate Governance Guidelines. While the full Board has overall responsibility for risk oversight, it has delegated responsibility related to certain risks to the Audit Committee and Compensation Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting risks and monitors the effectiveness of the control and risk management processes established to manage these risks. The Audit Committee also oversees the measures taken by a dedicated management team at our corporate headquarters, which is led by our Director of Data Security and composed of the Chief Technology Officer and representatives from risk management, legal, internal audit, and finance departments, to monitor material risks associated with cybersecurity threats, a role crucial to maintaining a robust and effective cybersecurity risk management approach. Regular discussions on enterprise risks are held between the Audit Committee, the Board, and senior management. The Compensation Committee has overall responsibility for overseeing the Company’s management of risks related to compensation for our named executive officers (referred to as NEOs), including our equity-based compensation plans.

Corporate Governance Guidelines. Watsco’s Board supports effective corporate governance and has over many years developed and followed a program of strong corporate governance. Watsco’s Nominating & Governance Committee is responsible for reviewing and updating the Company’s Corporate Governance Guidelines on an annual basis. Our Corporate Governance Guidelines are published on our website at www.watsco.com and are available in print to any shareholder who requests them from our Secretary.

Director Independence. The Board has adopted guidelines for independent directors who serve on the Board that comply with the independence rules of the NYSE. Board member independence is reviewed at least annually to ensure that each non-management director and non-management director nominee satisfies the NYSE’s independence guidelines. Based on this review, the Board affirmatively determined that the following directors and director nominees are independent under the NYSE guidelines: Cesar L. Alvarez, J. Michael Custer, Dr. Denise Dickins, Ana Lopez-Blazquez, and John A. Macdonald.

Codes of Ethics and Conduct. The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers, and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risks to the Company. We maintain (i) an Employee Code of Business Ethics and Conduct that is applicable to all employees, and (ii) a Code of Conduct for Executives that is applicable to members of our Board, our NEOs, and other senior operating and financial personnel. Amendments to either code of conduct or any grant of a waiver requiring disclosure under applicable SEC or NYSE rules will be disclosed on our website, www.watsco.com. There were no amendments or waivers from either code of conduct in 2023. Oversight of investigations of known or potential violations under either code of conduct is the responsibility of the Audit Committee. To obtain copies of our Codes of Ethics and Conduct, please see “Corporate Governance Documents” below.

Board Meetings and Board Attendance. The Board meets regularly during the year, and it holds special meetings and acts by unanimous written consent whenever circumstances require. During 2023, the Board held four meetings and acted by unanimous written consent five times. In 2023, all directors attended 100% of the aggregate number of meetings of the Board and the respective committees on which the directors served. Independent directors hold formal executive sessions without management present at least annually and communicate independently on an ad hoc basis. All of our directors are encouraged to attend our annual meeting of shareholders, and all attended our annual meeting in 2023.

Board Committees. During 2023, the Board maintained an Audit Committee and a Compensation Committee, each of which is composed entirely of directors meeting the applicable independence guidelines of the NYSE. Additionally, the Board maintained a Nominating & Governance Committee and a Strategy Committee, which are composed of both non-management directors and management directors. The full Board focuses primarily on long-term strategy, whereas Board committees focus primarily on risk management and compliance. Board members are assigned to committees based on their independence, qualifications, experience, and availability. While our goal is to rotate Board members among committees, including chairmanships, we will never sacrifice independence, qualifications, experience, and availability for rotation.

The Audit, Compensation, and Nominating & Governance Committees operate under formal charters that govern their respective duties and conduct. All such charters are reviewed and evaluated annually by the applicable committee. Any recommended changes to the charters are submitted to the Board for its approval. Copies of the current committee charters are available on our website at https://investors.watsco.com, under the caption “Committees of the Board of Directors” within the Governance section. The charters are also available in print to any shareholder who requests them in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. Information contained on or accessible through our website is not a part of this Proxy Statement.

The table below provides current committee membership information and the number of meetings held in 2023:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Strategy Committee
Cesar L. Alvarez				X
J. Michael Custer	X		Chair
Denise Dickins	Chair	Chair
Barry S. Logan
Ana Lopez-Blazquez	X	X
John A. Macdonald
Aaron J. Nahmad			X	X
Albert H. Nahmad				Chair
Valerie F. Schimel			X	X
Number of Meetings Held	6	6	3	1

Audit Committee. The Audit Committee’s functions include overseeing the preparation, presentation, and integrity of our consolidated financial statements and internal control over financial reporting, the qualifications of our independent registered public accounting firm, compliance with legal and regulatory requirements, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established. The Audit Committee’s responsibilities additionally include, but are not limited to:

•

Discussing with management financial, operational, compliance, reputational, strategic, cybersecurity, and environmental, social and governance risks that could have a material impact on the Company’s consolidated financial statements or SEC filings.

•

Reviewing our annual audited consolidated financial statements, quarterly consolidated financial statements, regulatory filings, earnings announcements, and other public announcements regarding our results of operations.

•	Reviewing and approving related party transactions.

•

Appointing, terminating, compensating, retaining, evaluating, and overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

•	Pre-approving all non-audit services, if any, to be performed by our independent auditor.

•	Overseeing the activities of the Company’s internal audit function.

•	Establishing and overseeing processes and procedures for the receipt, retention, and treatment of complaints and employee submissions about accounting, internal controls, or audit matters.

•	Overseeing administration of our codes of ethics and conduct, including procedures for dealing with reported violations to enable confidential and anonymous reporting of allegedly improper activities.

All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and all Audit Committee members qualify as “audit committee financial experts” as defined by applicable Securities & Exchange Commission (referred to as the SEC) rules and regulations and meet the current standard of requisite financial management expertise and independence as required by the NYSE and applicable SEC rules and regulations.

The Report of the Audit Committee, which is set forth in this Proxy Statement, further describes the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2023.

Compensation Committee. The Compensation Committee oversees our compensation programs, including our equity-based compensation plans. The Compensation Committee’s responsibilities, which may not be delegated, include, but are not limited to:

•	Establishing an executive compensation philosophy for the Company.

•

Designing and approving an executive compensation program that uses a mix of fixed and variable pay elements that supports the Company’s executive compensation philosophy and emphasizes performance-based pay through incentive and other forms of longer-term compensation linked to Company performance and the creation of shareholder value and recognizes Watsco’s goal to secure and retain the services of top performing talent.

•	Determining the Chairman & CEO’s and President’s base salaries and incentive compensation arrangements.

•	Reviewing, administering, interpreting, and making recommendations regarding the Company’s incentive compensation and equity-based compensation plans.

•	Conducting the performance evaluations of the Chairman & CEO and President.

•

Considering the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act) and evaluating the relationship between risk management policies or practices and compensation.

•	Establishing a director compensation philosophy.

All Compensation Committee members meet the current standard of independence as required by the NYSE, and each member of our Compensation Committee is a non-management director (within the meaning of Rule 16b-3 under the Exchange Act).

Nominating & Governance Committee. We have elected to apply the exemption related to a controlled company provided by the NYSE that allows a company that has more than 50% of the voting power held by a group (our Chairman & CEO and President controlled 52.3% of the combined voting power of our outstanding common stock as of the record date) to be exempted from complying with rules requiring that only independent directors comprise our Nominating & Governance Committee. Neither Aaron J. Nahmad nor Valerie F. Schimel, each of whom currently serves on the Nominating & Governance Committee, is an independent director under independence rules of the NYSE.

Our Nominating & Governance Committee’s purpose is to assist the Board in identifying individuals qualified to become members of our Board consistent with the criteria set forth in our Corporate Governance Guidelines, to help in the evaluation of the effectiveness of our Board and its individual members, and to review and update our corporate governance principles. The Board may assume, change, or add additional activities from time-to-time to assure the effective operation of the Board. The Nominating & Governance Committee’s activities include, but are not limited to:

•	Assisting the Chairman and the Board by identifying individuals qualified to become Board members.

•	Recommending for the Board’s approval nominees for election to the Board by our shareholders.

•

Advising and making recommendations to the Board related to: (i) the composition and governance of the Board and its committees and (ii) the appointment of directors to committees of the Board, including chairpersons.

•	Reviewing director independence with respect to continuing and prospective directors.

•	Overseeing the annual evaluation of the Board, its individual members and performing a self-evaluation of the Nominating & Governance Committee.

•	Evaluating risks and exposures and advising the Board regarding director and management succession planning, corporate governance, and overall board effectiveness.

•	Making regular reports to the Board.

Strategy Committee. The Strategy Committee is responsible for the oversight of Watsco’s strategic initiatives and confers with the Board regarding major opportunities, threats, and other policy matters. The Strategy Committee focuses primarily on long-term matters rather than day-to-day operations.

Director Nominations. The Board considers candidates for director who are recommended by the Nominating & Governance Committee, by other Board members, and by management, or Advisory Board members. The Nominating & Governance Committee annually reviews the performance and contributions of individual Board members. If a Board member is a candidate for re-election, then the Nominating & Governance Committee considers all aspects of such candidate’s qualifications and skills in the context of the Company’s needs at that point in time, as well as such person’s diversity of experience, unique perspectives, and social diversity. When considering candidates as potential new Board members, the Board and the Nominating & Governance Committee evaluate a candidate’s ability to contribute to such diversity. While not an exclusive list, the Nominating & Governance Committee considers the following important qualifications when evaluating a director candidate:

•	Commitment to representing the long-term interests of the Company’s shareholders.

•	Entrepreneurial background including business-building and governance skills.

•	Familiarity with laws and regulations, including environmental matters, applicable to our business.

•	Leadership ability, including leadership development and human resource (social) skills.

•	Personal and professional ethics, integrity, and values.

•	Finance and accounting knowledge.

•	Technological savvy.

•	Practical wisdom and sound judgment.

When evaluating re-nomination of existing directors, the Nominating & Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and, except for the management directors, their independence.

The Nominating & Governance Committee will consider candidates recommended by our shareholders pursuant to written applications submitted to the Nominating & Governance Committee, c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. The information required to be included in any such recommendation is set forth in our By-Laws, and the general qualifications and specific qualities and skills established by the committee for directors are described above. Although we have not adopted a formal policy regarding the consideration of Board candidates recommended by our shareholders, the Board believes that the procedures set forth in our By-Laws are currently sufficient and that the establishment of a formal policy is not necessary.

Director Election – Majority Vote. Director nominees are elected by our shareholders based on a majority vote, voting as separate classes, as described above under “What are the voting rights of Watsco shareholders?”

Director Compensation Philosophy. Consistent with our executive compensation philosophy described below, we measure success by our ability to create shareholder value over long periods of time. Accordingly, our director compensation program is primarily designed to align director compensation with long-term shareholder returns. We also recognize that the required amount of Board member effort depends on several variables, including committee membership, and therefore varies among Board members.

Director Compensation. Director compensation consistent with our director compensation philosophy is awarded at the discretion of our Chairman & CEO. We do not provide any tax gross-ups to our directors, all of whom are solely responsible for their respective tax obligations as a result of their equity and cash compensation for Board service. Directors are reimbursed for reasonable expenses incurred in connection with their activities as directors, including attendance at director-education seminars and conferences.

Our designated Lead Independent Director is the chairperson of our Nominating & Governance Committee. He receives no additional compensation as Lead Independent Director. Management directors do not receive any compensation for their service on the Board.

The following table sets forth the total compensation received by our non-management directors in 2023:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Cesar L. Alvarez	—		—	—
J. Michael Custer	$10,000	(2)	$156,593	$166,593
Denise Dickins	$50,000	(3)	—	$50,000
Ana Lopez-Blazquez	—		$129,028	$129,028
John A. Macdonald (4)	—		—	—
Bob L. Moss (5)	—		—	—
Steven (Slava) Rubin (6)	—		—	—
Valerie F. Schimel	—		—	—

(1)

Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company will recognize this share-based compensation expense over the relevant vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2023 Annual Report on Form 10-K.

(2)	Represents fee for service as Chair of the Nominating & Governance Committee.
(3)	Represents fees for service as Chair of the Audit and Compensation Committees.
(4)	Mr. Macdonald will serve out his term on our Board, which expires at the annual meeting.
(5)	Mr. Moss’s term on our Board expired at the 2023 annual meeting.
(6)	Mr. Rubin resigned from the Board effective March 10, 2024.

The following summarizes stock option awards outstanding for each non-management director as of December 31, 2023:

Name	Outstanding Option Awards
Cesar L. Alvarez	2,500
J. Michael Custer	3,666
Denise Dickins	13,500
Ana Lopez-Blazquez	3,000
John A. Macdonald	6,000
Steven (Slava) Rubin	9,500
Valerie F. Schimel	4,000

Minimum Stock Ownership Requirement for Directors and Officers. To align the interests of our directors and NEOs with those of our shareholders, each director and NEO is required to meet the following minimum stock ownership requirements:

•	Each director must own Watsco stock or other equity with a value of at least $100,000.

•	Our CEO and our President each must own Watsco stock or other equity with a value of at least $1,000,000.

•	Other NEOs each must own Watsco stock or other equity with a value of at least $250,000.

Our directors and NEOs have two years from the date they became directors or NEOs to comply with these ownership requirements. Compliance with the minimum stock ownership level is determined on the date on which the grace period set forth above expires, and annually on each December 31 thereafter, by multiplying the number of shares held by each director and officer and the average closing price of those shares during the preceding month. As of December 31, 2023, all our directors and NEOs satisfied these minimum requirements. The number of shares of common stock beneficially owned by our directors and NEOs as of December 31, 2023 is summarized in the Stock Ownership Table below.

Director Tenure & Refreshment. Directors may be re-elected at the end of their respective terms. The Board has not established maximum term limits as we believe that directors who have developed insight into Watsco and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating & Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. With respect to our non-management directors and director nominees, as of the date of this Proxy Statement, three have served on the Board for more than five years (Mr. Alvarez, Mr. Custer, and Dr. Dickins), and three have served on the Board for less than five years (Ms. Lopez-Blazquez, Mr. Macdonald, and Ms. Schimel).

Management Succession. As reflected in our Corporate Governance Guidelines, one of the Board’s primary responsibilities includes planning for CEO succession and monitoring and advising on management’s succession planning for other NEOs, with the goal of establishing an effective succession plan. The Board routinely discusses management succession during its meetings, including during sessions held by the Company’s non-management directors.

Shareholder Proposals; Universal Proxy Card. Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2025 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary must receive shareholder proposals no later than December 27, 2024. Any shareholder proposal submitted other than for inclusion in the proxy materials, or to nominate a person for election as a director, for that meeting must be delivered to us no sooner than February 3, 2025 and no later than March 5, 2025, or such proposal will be considered untimely. Any such proposal must contain all the information required by our By-laws.

If a matter is properly brought before our 2025 annual meeting of shareholders, and we did not have notice of such matter prior to March 12, 2025, then we may vote in our discretion as to the proposal all the shares for which we have received proxies for the 2025 annual meeting of the shareholders.

In addition, for shareholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19 under the Exchange Act, shareholders must provide notice to us no later than April 4, 2025, containing the information required by Rule 14a-19 under the Exchange Act.

Shareholder Engagement. The Board and management consider institutional shareholders as partners in our business and actively engage and communicate with them throughout the year. This engagement is accomplished through a combination of events, including investor days (during which directors, officers, and a variety of leaders attend and participate), investor meetings, analyst conferences, non-deal road shows, telephone conferences, headquarter visits, and fieldtrips to our business units. Our overall philosophy is to provide consistent access and build relationships with a long-term time horizon in mind. This engagement is not just held with investment decision-makers, but also with institutional shareholders’ corporate governance leaders. In 2023, we met with many of the institutions with investments in our Company and communicated with the primary proxy advisory services to discuss the Company’s track record, cultural foundations, and our unique use of restricted shares with long-term, cliff-vesting as part of our compensation philosophy. More information can be found at www.watsco.com in the Investor Relations section.

Communications with the Company and the Board. Interested parties may communicate with the Company by letter addressed to Investor Relations, Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133, or by e-mail to Investor Relations, info@watsco.com.

Interested parties may also communicate with our Board by calling (800) 4WATSCO in the United States and leaving a message for the Lead Independent Director, or by e-mailing our Lead Independent Director at presidingdirector@watsco.com. Regardless of the method used, the Lead Independent Director will be able to view your unedited message and determine whether to relay your message to other members of the Board.

Environmental, Social, and Governance (ESG)

Watsco has always been committed to understanding and exceeding the expectations of our employees, customers, suppliers, and shareholders.

As stakeholder expectations change and evolve, including around environmental, social, and governance matters, we are committed to changing and evolving with them and we have a strong foundation upon which to do so.

Environmental

Our company and our customers are all capable of driving change that is good for the consumer, good for the environment, and good for our business. The products we sell have a direct and meaningful impact on overall energy consumption and CO2e emissions. As consumers replace older existing HVAC systems, particularly with high-efficiency systems, consumers save on energy costs and reduce greenhouse gas emissions. Current and future federal and state regulatory changes will influence what products consumers choose from and how contractors present innovative solutions to homeowners.

To that end, we are partnering with OEMs and suppliers to invest in more tools, technology and training for our customers to capitalize on this important opportunity. Our industry has much to contribute to this endeavor – and as a leader we are committed to doing our part. Please visit our website at www.watsco.com/environment for information related to our impact on the environment.

Diversity and Inclusion

We value and foster the diversity and inclusion of the people with whom we work. Our commitment includes providing equal access to, and participation in, employment and advancement opportunities without regard to race, color, religion, national origin, age, disability, veteran or military status, pregnancy status, sex, gender identity, sexual orientation, or marital status. Diverse teams facilitate contributions from people of different backgrounds and varied points of view. Furthermore, we believe that well managed diverse teams make better decisions faster and outperform less diverse teams. We also believe that employees who feel valued, understood, and inspired benefit the Company as a whole. Inclusive leadership leads to innovative solutions and an inclusive environment is a critical foundation for us, as high performing, engaged teams join together to help us implement our strategies. You can find our human rights policy on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

Health and Safety

We continuously strive to improve all aspects of our work practices. We actively support a culture of safety and wellness for the benefit of our employees and their families along with our customers. Providing a safe and healthy work environment is a business priority and is core to our values. Health and safety are an essential part of a broader workforce strategy that reduces the risk of harm to employees and helps them remain healthy, engaged, and productive.

To build and sustain a culture based on these principles, our commitment to safety and wellness is incorporated into the incentive structure of our key operational leaders. For wellness, employees are incentivized to complete annual physicals and health assessments to help ensure that our philosophical values are put into action. For safety, we measure and carefully evaluate incidents related to workers compensation, vehicle accidents and injuries to third parties, and we continuously seek to improve safety measures intended to reduce the number of such incidents. You can find our health and safety policies on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

Corporate Governance Documents

Our Audit, Compensation, and Nominating & Governance Committee charters, Codes of Ethics and Conduct, Corporate Governance Guidelines, Second Amended and Restated Articles of Incorporation, and Second Amended and Restated By-Laws can be found on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

For more information on our ESG efforts, please read our 2023 Annual Report on Form 10-K or visit the Corporate Responsibility section of our website at www.watsco.com.

Advisory Board. We have an Advisory Board that provides thoughts, advice, and non-binding recommendations to the Board. The Advisory Board is viewed as a resource that provides expert insight that complements the knowledge, understanding, and strategic thinking of the Board members. The Advisory Board is not a Board committee or otherwise a part of the Board. Our Chairman & CEO has sole discretion over Advisory Board membership, including the number of members, term of service, and compensation.

Members of the Advisory Board may include potential future Board members, former Board members, and other individuals whom the Chairman & CEO determines may be able to provide valuable insight. The following persons comprise the current membership of the Advisory Board:

Brian E. Keeley

Mr. Keeley was appointed to the Advisory Board in April 2022. He previously served as a Watsco director from 2018 to 2022. Mr. Keeley was the President and Chief Executive Officer of Baptist Health South Florida, Inc. (“Baptist Health”), the largest not-for-profit healthcare organization in South Florida, with 12 hospitals, a network of more than 100 outpatient facilities and physician practices, and one of the nation’s largest international programs from 1986 to 2022. Under his leadership, Baptist Health implemented transformational technologies throughout its organization and has been rated among Fortune’s “100 Best Companies to Work For” in America. Mr. Keeley is a former member and board chair of the Miami Branch of the Federal Reserve Bank of Atlanta.

Matthew A. Love

Mr. Love was appointed to the Advisory Board in November 2021. He is President and Chief Executive Officer of Nicklaus Children’s Health System, parent organization of Nicklaus Children’s Hospital, a nationally recognized nonprofit pediatric specialty hospital based in Miami. Mr. Love possesses more than 25 years of experience in financial and operational oversight in both adult and pediatric healthcare systems. He is a fellow in the American College of Healthcare Executives.

Bob L. Moss

Mr. Moss was appointed to the Advisory Board in June 2023. He previously served as a director from 1992 to 2023, excluding a brief hiatus between 2012 and 2014. As a dynamic leader, Bob has successfully built two leading construction businesses over the past 50 years. As the founder, Chairman, and CEO, he has turned Moss & Associates LLC into one of the largest general contractors in the Southern United States. Previously, Bob was Chairman and CEO of Centex Construction Group where he spent 23 years building Centex into the largest domestic general building contractor in the nation.

Alan H. Potamkin

Mr. Potamkin was appointed to the Advisory Board in November 2022. He previously served as a Watsco director from 1994 to 2000. Mr. Potamkin is President and Chairman of Potamkin Companies, one of America’s largest privately held auto dealerships. He has various real estate holdings, and previously was the owner of several broadcast licenses. Presently, the majority of Mr. Potamkin’s time is spent working with Kristi House, Miami-Dade County’s Children’s Sexual Abuse Center.

Troy Rice

Mr. Rice was appointed to the Advisory Board in June 2021. He is President of FPL Energy Services, a subsidiary company of NextEra Energy, Inc., a leading clean energy company and a provider of value residential, commercial and public-sector products and services. NextEra Energy is the parent company of Florida Power & Light, the largest rate-regulated utility in the United States as measured by retail electricity produced and sold. Mr. Rice joined NextEra in 2002 and has held a number of leadership positions throughout his career.

Steven (Slava) Rubin

Mr. Rubin was appointed to the Advisory Board in March 2024. He previously served as a Watsco director from 2018 to 2024. He is the Managing Partner of humbition, an early-stage venture fund, and is also the co-founder of Vincent and Indiegogo, Inc. Mr. Rubin is a graduate of The Wharton School at the University of Pennsylvania.

Gary L. Tapella

Mr. Tapella was appointed to the Advisory Board in February 2022. He previously served as a Watsco director from 2006 to 2010. He is an Operating Partner of One Rock Capital Partners, LLC, a value-oriented, operationally focused private equity firm with $5 billion of capital commitments. Prior to joining One Rock he was an Operating Partner at Ripplewood Holdings, LLC from 2005 to 2009. Mr. Tapella retired from Rheem Manufacturing Company in 2005 as President and Chief Executive Officer following a 36-year career with the company. His experience there included managing Rheem’s Canadian and Singapore based pan-Asian companies and he served as Senior Vice President International and Chief Operating Officer.

Certain Relationships and Related Person Transactions

Our Audit Committee continuously monitors relationships and transactions in which the Company and our directors or NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest and may use outside legal counsel to assist in such determination. As required under SEC rules, transactions in which we are a participant and that involve an amount in excess of $120,000 and in which any related person had or will have a direct or indirect material interest are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee charter, the Audit Committee has established a formal process whereby it must pre-approve all related party transactions.

The Audit Committee considers the following factors, among others, in determining whether to approve transactions:

•	The interests of all related persons in the transaction.

•	Whether the terms are fair, on an arms-length basis and entered into in good faith on reasonable terms.

•	Whether the transaction is material and is beneficial to the Company.

•	The role the related person played.

•	The structure of the transaction.

Pursuant to its related-party transaction policy, the Audit Committee reviewed and approved the following transaction using the criteria set forth above:

Greenberg Traurig, P.A. serves as our principal outside counsel for compliance and acquisition-related legal services. Mr. Alvarez, a director, is the Senior Chairman of Greenberg Traurig, P.A. Greenberg Traurig, P.A. has annual revenues in excess of $2 billion. We paid Greenberg Traurig approximately $192,000 for services performed in 2023, and we anticipate this arrangement will continue. Mr. Alvarez did not have a material direct or indirect interest in such payments.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by (i) each shareholder known by us to beneficially own more than 5% of either class of our voting securities, (ii) each of our directors and director nominees, (iii) each of our named executive officers, and (iv) our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as may be required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, April 5, 2024. As of the record date, we had 34,747,547 shares of Common stock and 5,552,467 shares of Class B common stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Common stock Beneficially Owned (2)		Class B common stock Beneficially Owned (2)		Combined Percentage of Voting Power
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of either class of common stock:
BlackRock, Inc. (3)	4,051,897	11.7%	—	—	4.5%
The Vanguard Group (4)	3,265,589	9.4%	—	—	3.6%
Directors, Director Nominees and Named Executive Officers:

Albert H. Nahmad (5)	49	*	4,212,065	75.9%	46.7%
Aaron J. Nahmad (6)	4,535	*	510,729	9.2%	5.7%
Barry S. Logan (7)	115,244	*	113,037	2.0%	1.4%
Ana M. Menendez (8)	70,484	*	44,904	*	*
Cesar L. Alvarez (9)	2,500	*	—	—	*
J. Michael Custer (10)	4,753	*	—	—	*
Denise Dickins (11)	27,283	*	—	—	*
Ana Lopez-Blazquez (12)	2,334	*	—	—	*
John A. Macdonald (13)	6,334	*	—	—	*
Valerie F. Schimel (14)	4,161	*	241,448	4.3%	2.7%
All directors, director nominees and executive officers as a group (10 persons)(15)	236,183	0.7%	4,947,823	89.1%	55.1%

*	Less than 1%.
(1)

Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.

(2)

Percentages are based on 34,747,547 shares of Common stock and 5,552,467 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and named executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of

Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)

Based on Schedule 13G/A filed on January 23, 2024. BlackRock, Inc., a parent holding company, has sole dispositive power over 4,051,897 of such shares and sole voting power over 3,848,776 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)

Based on Schedule 13G/A filed on February 13, 2024. The Vanguard Group, an investment advisor, has sole dispositive power over 3,219,619 of such shares, shared dispositive power over 45,970 of such shares, and shared voting power over 18,478 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

The number of shares of Common stock indicated consists of shares owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust, referred to as the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 206,976 shares held by Colón Boy L.P., a limited partnership over which Mr. Nahmad maintains effective control, (ii) 2,493,059 shares owned by various family-related trusts, (iii) 31,236 shares owned by custodial accounts over which Mr. Nahmad is the custodian, (iv) 440,000 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (v) 902,006 shares issued under Restricted Stock Agreements held by My Pal Al, L.P., a limited partnership over which Mr. Nahmad maintains effective control, and (vi) 138,788 additional shares issued under Restricted Stock Agreements.

(6)

The number of shares of Common stock indicated consists of (i) 1,494 shares owned by the Albert H. and Jane D. Nahmad Foundation, Inc. (the “Family Foundation”), a charitable organization, over which Mr. Nahmad shares voting power as a member of its board with other family members, including Valerie F. Schimel, (ii) 1,408 shares directly owned, (iii) 1,150 shares owned by Mr. Nahmad’s spouse, and (iv) 483 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 272,132 shares issued under Restricted Stock Agreements, (ii) 174,360 shares owned by the Family Foundation, and (iii) 64,237 shares directly owned.

(7)

The number of shares of Common stock indicated consists of (i) 3,500 shares directly owned, (ii) 2,544 shares owned pursuant to the 401(k) Plan, (iii) 450 shares owned in an Individual Retirement Account, and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of shares issued under Restricted Stock Agreements.

(8)

The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,530 shares owned pursuant to the 401(k) Plan, and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 40,037 shares issued under Restricted Stock Agreements and (ii) 4,867 shares directly owned.

(9)

The number of shares of Common stock indicated consists of shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2014 Incentive Compensation Plan (referred to as the 2014 Plan).

(10)

The number of shares of Common stock indicated consists of (i) 4,086 shares directly owned and (ii) 667 shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2021 Incentive Compensation Plan (referred to as the 2021 Plan).

(11)

The number of shares of Common stock indicated consists of (i) 13,783 shares directly owned and (ii) 13,500 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(12)

The number of shares of Common stock indicated consists of (i) 1,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan and (ii) 1,334 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan.

(13)

The number of shares of Common stock indicated consists of (i) 2,000 shares directly owned, (ii) 1,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan, and (iii) 3,334 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan.

(14)

The number of shares of Common stock indicated consists of (i) 1,494 shares owned by the Family Foundation, a charitable organization, over which Ms. Schimel shares voting power as a member of its board with other family members, including Aaron J. Nahmad and (ii) 2,667 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan. The number of shares of Class B common stock indicated consists of (1) 174,360 shares owned by the Family Foundation and (ii) 67,088 shares directly owned.
(15)	The amounts above for Aaron J. Nahmad and Valerie F. Schimel both include shares owned by the Family Foundation. This total only includes those shares once.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2023, all applicable Section 16(a) filing requirements were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2023, with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	410,865	(2)	$260.82	2,765,192	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	410,865		$260.82	2,765,192

(1)	See Note 10 to the consolidated financial statements included in our 2023 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)	Composed solely of Common stock.
(3)	Composed of 2,328,888 shares reserved for issuance under the 2021 Plan and 436,304 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program is grounded in the principle that compensation should be highly dependent on long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our leadership team to remain solidly focused on long-term performance. Watsco entered the HVAC/R distribution industry in 1989. Since that time, we have generated cumulative total shareholder return of 38,554% (19% compounded annual growth rate).

Our approach to long-term incentives is unique. Unlike most companies, which grant their officers and employees restricted shares that vest over a period of a few years, our restricted share awards cliff-vest toward the end of an employee’s career (age 62 or older). For employees extending their careers beyond age 62, vesting may occur even later. If, for any reason other than death or disability, a holder of restricted shares leaves the Company, 100% of his or her restricted shares are forfeited. This means our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their entire careers with the Company. Restricted share awards are subject to significant market, performance, and forfeiture risks. During the vesting period, shares of restricted stock include the right to vote and the right to receive dividends.

The Company began granting restricted shares in 1997. As of the record date, more than 160 of the Company’s key leaders, including the NEOs, hold restricted share awards that cliff-vest between 2024 and 2054. Since inception, approximately 92% of the restricted shares granted by us have either vested or remain unvested with only 8% forfeited by former employees.

We believe granting restricted shares that vest at retirement age balances strategic risk-taking and long-term value creation, creates an ownership culture, and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

On a weighted-average basis, our NEO’s respective restricted share awards have been outstanding for approximately 13 years. Unvested restricted stock awards for our Chairman & CEO vest in 2026 (at age 86), 2028 (at age 88) and in 2029 (at age 89). Unvested restricted stock awards for our President do not begin to vest until 2043 (at age 62). This long-term vesting demonstrates the program’s distinct nature and the long-term perspective that is at the core of the Company’s unique compensation philosophy.

This compensation discussion and analysis (referred to as CD&A) explains the executive compensation program for our NEOs, who are listed below. It also describes the Compensation Committee’s process for making compensation decisions in 2023.

Name	Title	Years at Watsco
Albert H. Nahmad	Chairman & Chief Executive Officer (CEO)	51
Aaron J. (A.J.) Nahmad	President	18
Barry S. Logan	Executive Vice President & Secretary (EVP)	32
Ana M. Menendez	Chief Financial Officer & Treasurer (CFO)	25

2023 Business Performance. Results in 2023 were achieved against the backdrop of record-setting performance in 2022 and 2021. Outperformance during 2022 and 2021 was driven by unusually high levels of replacement demand, above-average inflationary pricing actions by the Company’s suppliers that benefited sales and gross margins, and generally stronger end user-markets.

•	Earnings per share of $13.67 in 2023 versus $15.41 in 2022 ($14.20 on an adjusted, non-GAAP basis in 2022). Refer to the Appendix on page A-1 for information regarding non-GAAP measures.

•	Record sales of $7.28 billion versus $7.27 billion in 2022.

•	Operating income decreased 4% to $795 million (operating margin of 10.9%).

•	Dividend payments in 2023 increased 15% (our 49th consecutive year of paying dividends).

Philosophy, Culture & Performance

Executive Compensation Philosophy. We measure success by our ability to create shareholder returns over significantly long periods of time. The vision and leadership of our entrepreneurial business leaders are at the core of our performance, and it is their continued commitment to drive sustainable growth that we believe will contribute to our ongoing success. To this end, we must attract, motivate, and retain high-caliber talent.

Pay-For-Performance & Ownership Culture. For employees throughout Watsco, including our NEOs, we maintain a performance-based culture that provides for a variety of potential rewards. Our equity-based plans include 401(k) matching contributions to eligible employees, a voluntary employee stock purchase plan, and the granting of stock options and restricted stock awards based on individual merit and performance. The equity-based compensation plans are intended to promote long-term performance and foster an “ownership culture” whereby management and employees think and act as owners of the Company. As described above, our restricted stock program is unique because an employee’s restricted shares vest entirely toward the end of his or her career (age 62 or later), subjecting such awards to significant market, performance, and forfeiture risks.

Concentrated Use of Long-Term Incentives Using Restricted Stock. For our Chairman & CEO, President, and other NEOs, the primary component of long-term incentive compensation is restricted stock that cliff-vests at retirement. Long-term incentive compensation grants of restricted stock are subject to significant market, performance, and forfeiture risks, which means that our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their respective careers with the Company. This compensation strategy has been consistent over the Company’s history and is rooted in the principle that long-term, equity-based compensation is the most effective method to balance the management of long-term opportunities along with long-term risks and to align the interests of executives with those of our shareholders. Due to the unusually long vesting periods and risks of forfeiture, and as supported by independent valuations obtained by the Company, the Compensation Committee believes the present value of such awards is likely significantly less than the “face value” when issued that is reported in the Summary Compensation Table below.

The Company believes this balance of risk and reward over long periods is more effective than more conventional equity-based programs that provide considerably shorter-term vesting and payouts, and effectively aligns the development of a leader’s wealth with shareholder wealth. The program also serves as an important method to retain key leaders for the duration of their careers.

Overall Performance. Total shareholder return (referred to as TSR) measures share price appreciation including the reinvestment of dividends. The Company views TSR as the simplest and most fundamental method of measuring long-term value creation for shareholders and considers it as a metric in determining long-term incentive awards. Based on data provided by FactSet Research Systems Inc. (referred to as FactSet), the Company’s compounded annual growth rate (referred to as CAGR) in comparison to a variety of public-company market indices as of December 31, 2023, was as follows:

*	30-year period data not available.

Our 10-year, 15-year, 20-year, and 25-year TSR, and our 30-year TSR of 20.0%, demonstrate the sustained level of performance of our Company over long periods of time. These results are also important in assessing the Company’s business strategy, quality of leadership, culture, and the relative effectiveness of our compensation practices.

Based on further analysis of data from FactSet, the Company’s performance ranks as follows:

Number of U.S. public companies with a market capitalization of greater than $2 billion at December 31, 2023	1,633
Number of these companies that exceed 10% 30-year CAGR for TSR	319
Number of these companies that exceed 15% 30-year CAGR for TSR	101
Watsco’s rank for TSR out of the 1,633 companies studied	#16

Governance, Compensation Actions & Summary of Details

Compensation Governance Practices. We believe that our executive compensation program promotes sound governance standards and includes many shareholder-friendly features, such as:

•	90% of NEO compensation for 2023 was performance-based (primarily consisting of restricted stock with cliff-vesting periods of six years for our Chairman & CEO and 20 years for our President).

•	Clawback policy.

•	Prohibition of short sales, hedging, and pledging of the Company’s common stock.

•	No significant perquisites.

•	No severance agreements.

•	No employment agreements, other than with the Chairman & CEO.

•	Minimum stock ownership requirement for Directors and Officers.

•	Cap on the value of equity compensation that may be earned by the Chairman & CEO and President.

•	No defined benefit program or supplemental executive retirement plans.

•	No backdating or repricing of equity-based share awards.

•	Routine consultation with independent compensation advisors.

•	Annual independence assessment of advisors to the Compensation Committee.

•	Annual risk assessment by the Compensation Committee related to the Company’s compensation policies.

Determination of Executive Compensation. The Board delegates responsibility for determining the compensation structure of our Chairman & CEO and our President to the Compensation Committee. For our other NEOs, our Chairman & CEO determines their compensation after review and consultation with the Compensation Committee. The Compensation Committee currently consists of two independent directors appointed by the Board. In providing input regarding the other NEOs’ compensation, the Compensation Committee considers each NEO’s responsibilities, the overall financial performance of the Company, the performance of the department or function that such NEO leads, and their collective success in meeting the Company’s strategic priorities. The Compensation Committee has the opportunity to meet with the NEOs at various times during the year, which allows the Compensation Committee to form its own independent evaluation of each individual’s performance.

The Compensation Committee has engaged Pearl Meyer, an independent compensation consulting firm, to periodically provide advice, relevant market data, various peer group comparisons, and best practices with respect to the compensation of our Chairman & CEO and President. The Compensation Committee assessed the independence of Pearl Meyer based on the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is raised by Pearl Meyer’s work for the Compensation Committee.

Elements of Executive Compensation. NEO compensation may consist of base salary, an annual cash incentive or bonus (applicable to our NEOs other than our Chairman & CEO), stock option awards, and restricted share awards, the composition of which is determined annually. As described above, our philosophy focuses on long-term performance which typically results in base salaries that may be considered by some to be below market, and long-term restricted stock-based incentives that may be considered by some to be above market. Different from most companies, our long-term incentive awards are highly dependent on current and long-term shareholder returns. As required, restricted stock grants in 2023 are reported at their respective fair values in the Summary Compensation Table in accordance with applicable accounting principles, not at their market value on their vesting date.

During the vesting period for restricted stock awards, recipients are entitled to receive cash dividends and recipients are entitled to vote their restricted shares on all matters on which our shareholders are entitled to vote.

Base Salary. Base salary is designed to adequately compensate and reward the NEOs for their day-to-day performance. The Compensation Committee determines base salary for our Chairman & CEO and for our President. Our Chairman & CEO determines base salaries for our other NEOs after review and consultation with the Compensation Committee. When setting and adjusting each NEO’s salary level, the executive’s roles and responsibilities, experience, potential, and performance are considered. Other factors are considered such as the annual merit increase, if any, paid to all other Company employees, general business conditions, and succession planning. These factors are not weighted. Adjustments to base salary are discretionary and based on an overall collective assessment of all these factors. Salaries paid to the NEOs in 2023 are shown in the Summary Compensation Table.

Peer Comparisons. Given our unique compensation structure that focuses primarily on equity awards with long-term vesting periods under our restricted stock program, the Compensation Committee has determined that neither base salary nor any other element of executive compensation is directly comparable to peer group or compensation survey data. Instead, reasonable judgment is used to set a base salary that, when combined with all other compensation elements, results in a competitive pay package intended to align with the executive compensation philosophy of the Company of long-term TSR, while retaining high-performing executives. This unique philosophy is regularly discussed and evaluated through extensive institutional shareholder engagement. The Compensation Committee believes the program’s philosophy and effectiveness have been validated over the years.

Annual Cash Bonus. Our EVP and CFO may receive a discretionary annual cash bonus as determined by our Chairman & CEO and President after review and consultation with the Compensation Committee. Some of the factors considered include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that person leads, and an assessment of his or her achievement of strategic priorities. For 2023, no cash bonuses were approved for our EVP or CFO.

Short-Term Incentive. In 2023, our President was eligible to receive a short-term incentive of up to $450,000, payable in Class B common stock, based on the achievement of specified year-over-year performance criteria established by the Compensation Committee, which included targeted: (a) improvement of inventory turns; (b) growth of sales of parts and supplies; (c) gross margin expansion; (d) freight cost decrease; and (e) establish and develop action plans related to net carbon reduction targets. For 2023, no short-term incentive was approved for our President.

Long-Term Share-Based Incentive Compensation. Our long-term share-based incentive compensation plan is administered through the 2021 Plan. As of December 31, 2023, the 2021 Plan had approximately 375 participants, including the NEOs. Awards may consist of: (i) non-qualified stock options that vest in installments over three and four years from the date of grant, and (ii) awards of restricted stock with long duration vesting periods (age 62 or later). For the NEOs, as described above, our philosophy is heavily weighted toward awards of restricted stock, which create an owner-oriented culture; therefore, the discretionary allocation between non-qualified stock options and restricted stock generally favors the latter. For 2023, no stock options were awarded to the NEOs.

Restricted stock awards are subject to forfeiture until certain specified events occur (upon reaching age 62 or later, death, long-term disability, or a change in control of the Company). Shares of restricted stock awarded include the right to vote and the right to receive dividends. Awards of restricted stock may be in either shares of Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of the restriction period. Generally, restricted shares of Class B common stock have been awarded as the Board considers long-term continuity, stability, and consistency of culture as important long-term contributors to the Company’s future success. The Company also believes other stakeholders, including its largest vendor partners, are comforted by and have made long-term commitments to the Company as a result of this long-term continuity, stability, and consistency.

The grant date fair value of the awards shown in the Summary Compensation Table is calculated in accordance with FASB ASC Topic 718. That amount is amortized ratably over the period from the date of grant through the date of cliff-vesting. Due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less than the grant date fair value.

A summary of restricted stock awards currently held by our NEOs, including the range of years during which such shares were granted, the range of cliff-vesting dates, and the weighted-average years remaining until the cliff-vesting date is reached as of the record date, April 5, 2024 was as follows:

Name	Common Shares	Class B Common Shares	Range of Years for Grants of Restricted Stock Awards(1)	Range of Dates for Cliff-Vesting of Restricted Stock Awards(2)	Weighted average Years Remaining Until Cliff-Vest Date
Albert H. Nahmad	—	1,480,794	1998 through 2023	October 2026, 2028, and 2029	3.8 years
Aaron J. Nahmad	—	272,132	2011 through 2023	October 2043 and 2045	19.6 years
Barry S. Logan	108,750	113,037	1997 through 2021	December 2024, 2026, and 2029	1.1 years
Ana M. Menendez	40,000	40,037	1999 through 2017	December 2026 and 2028	3.5 years

(1)	The Company has granted restricted awards to our NEOs over the years summarized above in a manner described in the CD&A.
(2)	Vesting for restricted shares is generally toward the end of the NEOs careers (age 62 or older).

Use of Objective, Simple Performance Measures to Determine Share-Based Compensation. The Compensation Committee considers two performance measures to determine whether, and how much, share-based compensation is awarded to the Chairman & CEO and President: (i) earnings per share (referred to as EPS) and (ii) stock price. If either measure increases, then restricted stock is awarded for that year. If neither measure increases, then no restricted stock is awarded for that year. For example, no restricted stock awards were granted to our Chairman & CEO in 2007 or 2008 due to EPS and stock price performance during those years.

The use of these criteria is centered on the philosophy that total long-term shareholder return is the primary method of measuring the success of the Company. We also believe EPS and stock price are objective, simple and require no interpretation. The Compensation Committee recognizes that external factors can influence our stock price in the short term, but we believe that there is equal probability that such external factors can be positive or negative. A greater consideration is that the ultimate value of an award under our cliff-vesting program is not known on the date of the award – but rather only on the date on which it vests, which can be years or even decades after an award. Short-term external factors become irrelevant over such a long period of vesting, and long-term performance dictates the value of the restricted stock awards.

EPS is defined as diluted EPS calculated in accordance with U.S. generally accepted accounting principles, referred to as GAAP. Generally, we do not consider any “non-GAAP” adjustments to EPS that have the effect of increasing EPS. Common stock price is the closing date price of Watsco’s shares as reported by the NYSE. However, in 2022, the Company received an unusual tax benefit associated with the vesting of 975,622 shares of restricted stock. In accordance with GAAP, this benefit had the effect of increasing EPS for 2022, and we did not include such benefit in determining the change in diluted EPS for purposes of assessing the performance of the Chairman & CEO or President for 2022 or for purposes of measuring EPS growth for 2023 against 2022 (i.e., the same 2022 EPS figure, which was net of the tax benefit, was used for determining awards for purposes of both 2022 and 2023.

Compensation & Long-Term Incentive for Our Chairman & CEO. The Chairman & CEO’s compensation is composed of base salary and a restricted share award contingent upon the attainment of specified performance criteria. He is not eligible to receive any cash incentive. For 2023, Mr. Nahmad’s base salary remained unchanged at $600,000.

In terms of his long-term incentive award, the Compensation Committee determines annual performance factors within the first 90 days of each calendar year and formalizes such factors as an amendment to the

Chairman & CEO’s employment agreement (such agreement and amendments are referred to together as the Employment Agreement). The 2023 amendment to the Employment Agreement was originally filed with the SEC as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. We refer to this amendment as the 2023 Amendment.

The 2023 Amendment provided that a 2023 performance award, if any: (a) shall be made through a grant of restricted Class B common shares with a cliff-vest date of October 15, 2029 (at age 89), subject to forfeiture prior to this date as set forth in the restricted stock agreement; (b) is subject to his employment for the entire year unless the Compensation Committee specifically determines otherwise; (c) is subject to a maximum of $10 million; and (d) shall use the following performance factors to determine the amount of the award:

EPS growth

(i) No incentive is earned if 2023 EPS did not exceed $14.20(1), or

(ii) $43,500 in value is awarded for each one cent of EPS growth in 2023 (if less than $14.91(2)), or

(iii) $65,000 in value is awarded for each one cent of EPS growth in 2023 (if equal to or greater than $14.91(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $249.40(3) on December 31, 2023, or

(ii) $1,200 in value awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if less than $299.28(4)), or

(iii) $1,800 in value is awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if equal to or greater than $299.28(4))

(1)	Represents 2022 EPS on an adjusted basis, excluding a tax benefit of $1.21 per share from restricted stock vesting.
(2)	Represents a 5% increase over 2022’s EPS on an adjusted basis, excluding a tax benefit of $1.21 per share from restricted stock vesting.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2022.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2022.

Watsco’s 2023 EPS was $13.67 per share and the price of its Common stock was $428.47 as of December 31, 2023. The calculated gross value of the 2023 award was approximately $32.2 million, which exceeded the maximum of $10.0 million. Therefore, the value of the 2023 award earned by our Chairman & CEO was limited to $10.0 million (23,685 restricted Class B common shares) as reflected in the Summary Compensation Table. Mr. Nahmad also received $193.00 in cash in lieu of a fractional share.

Compensation & Long-Term Incentive for Our President. Our President’s 2023 compensation program included a base salary of $600,000. Our President was also eligible to receive a short-term incentive of up to $450,000 in the form of Class B common stock, based upon the attainment of specified performance criteria (as described above) and a long-term incentive award in the form of Class B common stock, which cliff-vest on October 17, 2043. The long-term incentive award is limited to a maximum of $10 million. For 2023, no short-term incentive was approved for our President.

The 2023 long-term incentive award considered two components:

(a) To recognize 2023 performance, 75% of the award was to be issued in 2024 (referred to as the Current-Year Performance Award), and

(b) To encourage and reward the development of shareholder value over a longer period, 25% of the award was to be issued as restricted stock units (RSUs) that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance over the three-year period ending December 31, 2025 (referred to as the Three-Year Performance Award). Generally, RSUs convert one-for-one if the average annual stock price increase is 10% or greater for the three-years and two-for-one if the average annual stock price increase is 20% or greater.

For 2023, our President’s equity-based incentive used the following performance criteria factors:

EPS growth

(i) No incentive is earned if 2023 EPS did not exceed $14.20(1), or

(ii) $43,500 in value is awarded for each one cent of EPS growth in 2023 (if less than $14.91(2)), or

(iii) $65,000 in value is awarded for each one cent of EPS growth in 2023 (if equal to or greater than $14.91(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $249.40(3) on December 31, 2023, or

(ii) $1,200 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if less than $299.28(4)), or

(iii) $1,800 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if equal to or greater than $299.28(4))

(1)	Represents 2022 EPS on an adjusted basis, excluding a tax benefit of $1.21 per share from restricted stock vesting.
(2)	Represents a 5% increase over 2022’s EPS on an adjusted basis, excluding a tax benefit of $1.21 per share from restricted stock vesting.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2022.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2022.

Watsco’s 2023 EPS was $13.67 per share and the price of its Common stock was $428.47 as of December 31, 2023. The calculated gross value of the 2023 award was approximately $32.2 million, which exceeded the maximum of $10.0 million. therefore, the value of the 2023 award was limited to $10.0 million and comprised (a) a Current-Year Performance Award of $7.5 million paid by issuing 17,764 shares of restricted Class B common stock with a cliff-vest date of October 17, 2043, subject to forfeiture as contained in the restricted stock agreement and $39.20 in cash in lieu of a fractional share, and (b) a Three-Year Performance Award of RSUs valued at $2.5 million, which may be converted into shares of Class B restricted stock if the following three-year growth targets are achieved:

Average Annual Three-Year Increase in Watsco’s Share Price (2023 through 2025)	RSU Conversion Factor
0%	0%
10%	100%
20% (maximum)	200%

Our President’s Three-Year Performance Award for 2022 (referred to as the 2022 RSUs) was valued at $2.5 million. The conversion of the 2022 RSUs into shares of Class B restricted stock if similar growth targets for the three-year period ending December 31, 2024 are achieved.

Our President’s Three-Year Performance Award for 2021 (referred to as the 2021 RSUs) was valued at $2.5 million. The Compensation Committee determined an RSU conversion factor of 200% based on the average stock-price performance growth of 30% over the three-year period ended December 31, 2023. Accordingly, the 2021 RSUs were converted into 12,118 shares of restricted Class B common stock with a gross value of approximately $5.0 million that cliff-vest of October 17, 2043. $113.20 was also paid in cash in lieu of a fractional share.

As it relates to RSU awards to our President in general, the Compensation Committee has discretion to determine the final RSU conversion factor based on the achieved growth rates. Restricted shares of Class B common stock issued upon conversion of the RSUs, if any, shall cliff-vest on October 17, 2043, and are subject to the terms, conditions and risks of forfeiture contained in the related restricted stock agreements.

Valuation of Restricted Shares. Although restricted shares granted in 2023 are presented in the Summary Compensation Table at grant date fair value, calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated market and forfeiture risks, the present value of such awards is likely significantly less.

Long-Term Incentives for our Other NEOs. For our other NEOs, the Chairman & CEO considers and recommends discretionary stock option awards and restricted share awards, which are subject to the review and approval of the Compensation Committee. The decision to grant stock options and/or restricted stock awards to our other NEOs is based on the subjective weighting of the following criteria, together with the overall performance of the Company:

•	The individual’s personal contribution toward Company performance and overall achievements.

•	The current level of equity held by such NEO in comparison to other NEOs.

•	The NEO’s role and tenure with the Company.

•	The NEO’s prospective retirement age (which is generally when vesting occurs).

•	The compensation cost of the awards to the Company.

No stock options or restricted shares were awarded to our EVP or CFO in 2023.

Benefits Programs. Our NEOs are eligible to participate in our health and welfare plans (medical, dental, vision, life and other insurance), a 401(k) plan, employee stock purchase plan and other programs that are generally available to all employees. NEOs are eligible for a comprehensive annual executive physical.

Personal Aircraft Usage. Pursuant to his employment agreement, our Chairman & CEO has limited access to our corporate aircraft for personal use (up to 90 hours during 2023). We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine personal use of the aircraft. The value of personal use of the Company aircraft is determined following the Internal Revenue Service guidelines and is included in annual compensation, which may be different than the Company’s incremental variable operating cost of such use.

Employment Agreements. There are no employment agreements with our NEOs, except for our Chairman & CEO.

Severance Plan. We do not have severance agreements with any of our NEOs, except for the established termination provisions set forth in our Chairman & CEO’s Employment Agreement.

Clawback Policy. The Company maintains a clawback policy whereby the Company requires that NEOs reimburse the Company for all or any portion of any incentive or equity-based compensation in the event of a material restatement, whether intentional or not, of the Company’s consolidated financial statements or if the

NEOs engaged in fraud or criminal misconduct related to the Company or its business. On December 1, 2023, in accordance with the NYSE listing requirements, the Board adopted an Executive Clawback Policy, which was filed with the SEC as Exhibit 97.1 to our 2023 Annual Report on Form 10-K. This policy describes the circumstances under which Executives of the Company, as defined therein, inclusive of our NEOs, will be required to repay or return erroneously awarded compensation to the Company.

Stock Option Backdating & Repricing. We do not backdate or reprice, and have never backdated or repriced, stock option awards.

Hedging and Pledging of Shares Prohibited. Directors and NEOs are prohibited from entering into hedging transactions related to Watsco shares or pledging shares as collateral for any loans.

Certain Tax Considerations. For 2023, Internal Revenue Code (“IRC”) section 162(m) limited our deduction to $1.0 million for annual compensation paid to covered employees, as defined in IRC section 162(m). The Committee believes that the Company’s interests are best served by maintaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible under the IRC.

Risk Considerations in our Compensation Programs. We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Shareholder Advisory Vote on Executive Compensation

Shareholders are asked annually to cast a non-binding advisory vote to approve the executive compensation of our NEOs. In 2023, we presented our shareholders with an advisory proposal to approve the compensation of our NEOs. A majority of votes cast by our Common shareholders and Class B shareholders voted in favor of the proposal (83% of Common shareholders and 94% of the combined votes cast). The Compensation Committee considers the results of the advisory votes on executive compensation together with the Company’s compensation philosophy, as described in this CD&A, when considering executive compensation arrangements, including any changes to the executive compensation program. The next advisory vote to approve the executive compensation of our NEOs will be held on June 3, 2024 at our upcoming annual meeting. Please see Proposal No. 2 contained in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.

Denise Dickins, John A. Macdonald, and Steven Rubin served on the Company’s Compensation Committee in 2023. During 2023, no member of the Compensation Committee was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our NEOs served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The following independent directors, who comprise the Compensation Committee, provide this report:

COMPENSATION COMMITTEE

Denise Dickins, Chair
Ana Lopez-Blazquez

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2023, 2022, and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Albert H. Nahmad Chief Executive Officer	2023	$600,000	—	$9,999,807	$193	$458,336	$11,058,336
	2022	$600,000	—	$9,999,901	$99	$493,941	$11,093,941
	2021	$300,000	—	$9,999,877	$123	$372,518	$10,672,518

Aaron J. Nahmad President	2023	$600,000	—	$12,499,848	$152	$14,750	$13,114,750
	2022	$600,000	$200,000	$9,999,752	$248	$7,625	$10,807,625
	2021	$600,000	$300,000	$9,768,244	$306	$7,250	$10,675,800

Barry S. Logan Executive Vice President	2023	$435,000	—	—	—	$14,515	$449,515
	2022	$435,000	—	—	—	$7,625	$442,625
	2021	$435,000	—	$1,460,050	—	$33,527	$1,928,577

Ana M. Menendez Chief Financial Officer	2023	$350,000	—	—	—	$8,250	$358,250
	2022	$350,000	—	—	—	$7,625	$357,625
	2021	$350,000	—	—	—	$7,250	$357,250

(1)

For 2022, amount represents short-term incentive award for our President composed of 632 shares of Class B common stock with a fair market value of $199,914 (computed in accordance with FASB ASC Topic 718) and $86 in cash in lieu of a fractional share. For 2021, amount for our President represents short-term incentive paid in cash.

(2)

The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Compensation expense related to restricted stock awards is recognized over the relevant vesting period for each NEO. The annual expense for the 2023 restricted stock awards to be included in the Company’s annual financial results is approximately $1,429,000 for Albert H. Nahmad’s restricted stock award (vesting date is October 15, 2029) and approximately $595,000 for Aaron J. Nahmad’s restricted stock awards (vesting date is October 17, 2043). Although such awards are presented in the Summary Compensation Table at grant date fair value computed in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Shares of restricted stock awarded include the right to vote and the right to receive dividends. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2023 Annual Report on Form 10-K.

(3)	Represents the cash value of fractional shares earned in connection with an annual incentive award.
(4)

For Albert H. Nahmad, “all other compensation” in 2023 included (i) $8,250 related to the 401(k) Plan matching contribution, (ii) $10,262 related to additional health insurance benefits paid by the Company for Mr. Nahmad and his spouse, such as deductibles and co-insurance, among others, (iii) $6,500 for a comprehensive annual executive physical paid by the Company, and (iv) $433,324 of incremental variable operating costs incurred related to Mr. Nahmad’s use of our aircraft for personal travel pursuant to his Employment Agreement. For Aaron J. Nahmad and Mr. Logan, “all other compensation” in 2023 comprises $6,500 for a comprehensive annual executive physical and 401(k) Plan matching contributions. For Ms. Menendez, “all other compensation” in 2023 comprises 401(k) Plan matching contributions.

2023 Grants of Plan-Based Awards

This table provides information with respect to grants of plan-based awards to our NEOs for 2023.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards									Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)			Target ($)			Maximum ($)			Threshold (#)	Target (#)	Maximum (#)
Albert H. Nahmad	12/31/23		—			—			—		—	—	—	23,685	(2)		$9,999,807
Aaron J. Nahmad	12/31/23 12/31/23 12/31/23	$	— 0 —	(3)	$	— 2,500,000 —	(3)	$	— 5,000,000 —	(3)	— — —	— — —	— — —	17,764 — 12,118	(2) (4)	$ $	7,499,961 — 4,999,887

(1)

The grant date fair value of the restricted stock awards represents the total amount of share-based compensation expense that will be recognized over the vesting period, which extends to October 15, 2029, for Albert H. Nahmad and October 17, 2043, for Aaron J. Nahmad. The annual expense to be included in the Company’s financial results in prospective years is approximately $1,429,000 for Albert H. Nahmad’s restricted stock award and approximately $595,000 for Aaron J. Nahmad’s restricted stock awards. Although such awards are presented in the above table at grant date fair value calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Shares of restricted stock awarded provide the recipient with the right to vote and the right to receive dividends on such shares.

(2)	Represents the 2023 long-term incentive award for our Chairman & CEO and the Current-Year Award for our President. For further information, see the discussion in the CD&A above.
(3)

Represents the amount of our President’s 2023 Current-Year Performance Award that may be earned dependent upon the Company’s stock price performance measured for the three-year period ending December 31, 2025.

(4)	Represents our President’s 2021 Three-Year Performance Award. For further information, see the discussion in the CD&A above.

Outstanding Equity Awards at December 31, 2023

The following table summarizes stock awards outstanding at December 31, 2023 for the NEOs. All such awards represent restricted stock. There were no other equity awards outstanding for the NEOs at December 31, 2023.

Name	Restricted Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Albert H. Nahmad	1,457,109	$615,191,420	—
Aaron J. Nahmad	242,250	$102,277,950	$10,000,000
Barry S. Logan	221,787	$94,320,334	—
Ana M. Menendez	80,037	$34,042,421	—

(1)

The market value is based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2023, as reported by the NYSE. Shares vest upon dates specified in the restricted stock agreements or upon earlier death, disability or upon a change in control of the Company. See

“CD&A – Governance, Compensation Actions & Summary of Details – Long-Term Share-Based Incentive Compensation” for additional information on the vesting dates of outstanding awards.
(2)

Represents the maximum value of RSUs related to our President’s 2022 and 2023 Three-Year Performance Awards that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance for the three-year periods ending December 31, 2024 and 2025, respectively. As of December 31, 2023, the achievement level with respect to these measures was estimated at the maximum. Accordingly, the value of the RSUs that are expected to convert into shares of Class B restricted stock reported in the table reflects the amount based on maximum performance. The actual number of RSUs that will convert to Class B restricted stock for the 2022 and 2023 Three-Year Performance Awards are not yet determinable.

(3)

For Albert H. Nahmad, excludes 23,685 shares earned for the year ended December 31, 2023, that were issued in 2024. For Aaron J. Nahmad, excludes 29,882 shares earned for the year ended December 31, 2023, that were issued in 2024. Each such award was granted under their respective 2023 long-term incentive programs, as described above.

Potential Payments upon Termination or Change of Control

Agreements for awards of restricted stock have provisions that provide for accelerated vesting due to a change in control of the Company, or upon the death or disability of the executive. If vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. There are no other agreements or arrangements with our NEOs that provide for compensation or other benefits upon a change in control of the Company.

The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2023, along with the amount of unrecognized share-based compensation that would be recognized in our consolidated statement of income. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time that a change in control occurs.

Name	Stock Options	Restricted Stock(1)	Unrecognized Share-Based Compensation(2)
Albert H. Nahmad	—	$625,191,227	$52,443,023
Aaron J. Nahmad	—	$114,894,130	$49,617,274
Barry S. Logan	—	$85,750,934	$1,710,103
Ana M. Menendez	—	$23,330,671	$888,337

(1)

This value is based on the respective closing prices on the NYSE for shares of our Common stock ($428.47) and Class B common stock ($422.20) on December 31, 2023, multiplied by the number of restricted shares of Common stock or Class B common stock, as applicable that would have been subject to accelerated vesting. The amount realized would be taxable compensation to the NEO and, subject to the provisions of Section 162(m), may result in tax benefits for the Company.

(2)	Represents the amount of share-based compensation expense that would be immediately recognized in the event of accelerated vesting.

PAY RATIO

As a result of the rules the SEC adopted as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the total annual compensation of our CEO to the median total annual compensation of our employees for the year ended December 31, 2023. The methodology used to identify the median employee and the compensation measure used for this analysis are described below.

Identification of Median Employee

In 2023, we selected December 31, 2023, as the date for identifying our median employee. To identify the median employee, we included all active employees (excluding the CEO) as of December 31, 2023, which consisted of 7,478 individuals, with 6,870 employees located in the U.S. and 608 located outside of the U.S. We then excluded our 193 non-U.S. employees from Mexico as permitted by the SEC’s de minimis exemption, which allows for exclusion of employees in countries outside of the U.S. where a small number of our employees are located, to identify the median employee.

Compensation Measure

The compensation measure used for employees (excluding the CEO) was total annual cash compensation for 2023, which comprised base salary, bonus, commissions, and other cash payments including overtime pay and auto allowance, if applicable, all of which was gathered from company payroll data. We annualized compensation for active employees who worked only a partial year during 2023. Compensation for employees in Canada was converted into U.S. dollars using the weighted average exchange rate for the year ended December 31, 2023. The compensation measure used for our CEO was total annual compensation as required by the SEC for reporting in the Summary Compensation Table.

The 2023 total annual compensation of our CEO was $11,058,336 and the median employee, excluding our CEO, was $60,242, resulting in a ratio of 184:1. This pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their respective compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our philosophy is to pay our employees competitively with comparable positions in the applicable labor market. We follow this approach in all the countries in which we operate whether it be a senior management level position or hourly job at one of our 690 locations. By doing so, we believe we maintain a high quality, more stable workforce.

Supplemental Pay Ratio Disclosure

The required compensation measure used for our CEO and included in the pay ratio above does not represent his annual cash compensation. As described in the section titled “Compensation & Long-Term Incentive for Our Chairman & CEO” beginning on page 32 of this Proxy Statement, total compensation includes the grant date fair value of $9,999,807 for a restricted stock award that does not vest until 2029. Excluding this restricted stock award, the annual cash compensation of our CEO was $1,058,529, and the pay ratio of our CEO to our median employee was 18:1.

PAY VERSUS PERFORMANCE
As a result of rules the SEC adopted as required by Dodd-Frank, we are providing the following: (1) tabular compensation and performance disclosures for 2023, 2022, 2021, and 2020 (Pay versus Performance Table); (2) an unranked list of four performance measures that we consider to be our most important measures used to align Compensation Actually Paid (referred to as CAP) to our NEOs for 2023 to Company performance; and (3) additional disclosure relative to the relationship between the CAP set forth in the Pay versus Performance Table and each of the performance measures set forth in the Pay versus Performance Table and between the Company’s and the Peer Group TSR, in each case over 2020-2023.
For further information concerning our executive compensation philosophy and how executive compensation is aligned with the Company’s performance, refer to the CD&A.
Pay versus Performance Table

Year	Summary compensation table total for CEO(1)	CAP to CEO(2)	Average summary compensation table total for non-CEO NEOs(3)	Average CAP to non-CEO NEOs(4)	Value of initial fixed $100 investment based on:		Net income(7)	EPS(8)
					Cumulative TSR(5)	S&P 400 Industrials Index Cumulative TSR(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$11,058,336	$265,777,742	$4,640,838	$35,470,387	$270.02	$174.04	$634,139,000	$13.67
2022	$11,093,941	$(80,040,484)	$3,869,292	$(3,773,733)	$152.56	$132.42	$703,696,000	$14.20
2021	$10,672,518	$199,630,477	$4,320,542	$16,803,335	$185.42	$149.62	$498,735,000	$10.78
2020	$10,688,592	$143,282,126	$3,299,119	$11,133,498	$130.51	$116.49	$323,172,000	$7.01

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Albert H. Nahmad, our CEO since 1972 and our principal executive officer, for each corresponding year in the total column of the Summary Compensation Table (“SCT”).

(2)
The dollar amounts reported in column (c) represent the amount of CAP to our CEO, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. The following adjustments were made to our CEO’s total compensation for each year as reported in the SCT to determine the CAP:

Year	Reported SCT total for CEO	Reported value of equity awards(a)	Year-end fair value of outstanding and unvested equity awards granted in the year(b)	Year-over- year change in fair value of outstanding unvested equity awards (c)	Fair value at vesting date of equity awards granted and vested in the year(d)	Year-over- year change in fair value of equity awards granted in prior years that vested in the same year(e)	Fair value at the end of the prior year of equity awards forfeited in the year(f)	Dividends paid on equity awards in current year prior to vesting(g)	CAP to CEO
2023	$11,058,336	$(9,999,807)	$9,999,807	$240,536,763	—	—	—	$14,182,643	$265,777,742
2022	$11,093,941	$(9,999,901)	$9,999,901	$(75,214,733)	—	$(34,234,576)	—	$18,314,885	$(80,040,484)
2021	$10,672,518	$(9,999,877)	$9,999,877	$170,971,417	—	—	—	$17,986,542	$199,630,477
2020	$10,688,592	$(9,999,942)	$9,999,942	$116,544,498	—	—	—	$16,049,036	$143,282,126
The equity award adjustments for each applicable year include the addition or subtraction, as applicable, of the following:

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Restricted Stock Awards” column in the SCT for the applicable year for our CEO.
(b)	The year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year.

(c)
The amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year. For 2022, the decrease is due to a decline in Class B common stock price from $306.82 at December 31, 2021, to $271.73 at October 15, 2022, which impacted the fair value of vested restricted stock.

(d)	For awards that are granted and vest in same applicable year, the fair value as of the vesting date.
(e)
For awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. For 2022, the decrease is due to a decline in Class B common stock price from $306.82 at December 31, 2021 to $252.51 at December 31, 2022, which impacted the fair value of unvested restricted stock.

(f)
For awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year.

(g)
The dollar value of dividends paid on restricted stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Albert H. Nahmad, who has served as our CEO since 1972) in the total column of the SCT in each applicable year. The NEOs (excluding our CEO) used to calculate the average amounts in each applicable year are Aaron J. Nahmad, Mr. Logan, and Ms. Menendez.

(4)
The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding our CEO), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. The following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year as reported in the SCT to determine the CAP, using the same methodology described above in footnote 2 immediately above:

Year	Average SCT total for non- CEO NEOs	Average reported value of equity awards	Year-end average fair value of outstanding and unvested equity awards granted in the year	Year-over- year average change in fair value of outstanding unvested equity awards	Average fair value at vesting date of equity awards granted and vested in the same year	Year- over-year average change in fair value of equity awards granted in prior years that vested in the year	Average fair value at the end of the prior year of equity awards forfeited in the year	Average dividends paid on equity awards in current year prior to vesting	Average CAP to non-CEO NEOs
2023	$4,640,838	$(4,166,616)	$4,205,393	$29,037,720	—	—	—	$1,753,052	$35,470,387
2022	$3,869,292	$(3,333,250)	$3,276,738	$(9,026,173)	—	—	—	$1,439,660	$(3,773,733)
2021	$4,320,542	$(3,742,765)	$3,750,159	$11,281,327	—	—	—	$1,194,072	$16,803,335
2020	$3,299,119	$(2,720,859)	$2,720,859	$6,833,888	—	—	—	$1,000,491	$11,133,498

(5)
Cumulative TSR is calculated by (i) dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (ii) the difference between the price of Watsco’s Common stock at the end and the beginning of the measurement period by the price of Watsco’s Common stock at the beginning of the measurement period.

(6)
Given our position as the largest and only publicly traded distributor of HVAC/R equipment, parts and supplies in North America, our unique, sole line of business, the nature of our customers (air conditioning and heating contractors), and the products and markets we serve, we cannot reasonably identify an appropriate peer group; therefore, the peer group used for this purpose is the S&P 400 Industrials Index, a published industry index, because it more closely relates to the industry in which we operate.

(7)	The dollar amounts reported represent the amount of net income reflected in our audited consolidated financial statements for the applicable year rounded to the nearest hundred thousand.
(8)
For 2022, amount represents Adjusted EPS, a
non-GAAP
measure, which is EPS excluding the impact of a $1.21 per share tax benefit resulting from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022. See the Appendix on page
A-1
for information regarding
non-GAAP
measures.

Financial Performance Measures
As described in greater detail in CD&A, our executive compensation program is highly dependent on long-term shareholder returns. The measures that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our Company for our shareholders. The financial performance measures listed below represent an unranked list of the most important performance measures used to align CAP to our NEOs for 2023 and Company performance.

Long-Term Incentive:	Short-Term Incentive:
EPS	Gross margin expansion
Common stock price	Sales growth for parts and supplies
Analysis of the Information Presented in the Pay Versus Performance Table
While we use financial and
non-financial
performance measures to align executive compensation with our performance, not all of those performance measures are presented in the Pay Versus Performance Table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with CAP (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. See discussion of the relationships between information presented in the Pay Versus Performance Table below.
Compensation Actually Paid and Cumulative Total Shareholder Return
The CAP vs. Cumulative TSR graph below depicts the amount of CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) over the four years 2020-2023. The alignment of CAP with our cumulative TSR over the period presented is the result of a significant portion of the CAP to our NEOs being comprised of restricted awards that cliff-vest at retirement, in particular CAP to our CEO, as he has served as our CEO since 1972 and holds a significant amount of restricted stock.
As reflected in the graph below, both the Company’s TSR and our NEO’s CAP declined in 2022, despite the Company continuing to deliver solid financial results and outpacing the S&P 400 Industrials Index. The decline is primarily due to a decrease in stock price, which impacted the fair value of the NEOs’ unvested restricted stock.

Compensation Actually Paid and Net Income
As illustrated by the graph below, the CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) is generally aligned with the Company’s net income over the four years presented in the Pay Versus Performance Table, except for 2022. As noted earlier, in 2022 the CAP to our CEO and our other NEOs declined due to a stock price decline comparing December 31, 2022, to December 31, 2021. Also, 2022 net income included a $49.0 million tax benefit resulting from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022.
We do not use net income as a performance measure in our executive compensation program.

Compensation Actually Paid and Earnings Per Share
As illustrated by the following graph, the CAP to our CEO and the average CAP to our NEOs as a group (excluding our CEO) is generally aligned with our EPS over the four years presented in the Pay Versus Performance Table. While we use several performance measures for the purpose of evaluating the performance of our NEOs, we have assessed and determined that EPS is the most important performance measure used to link NEO’s CAP to Company performance, followed by stock price. In support of this determination, 100% of the annual long-term incentive for our CEO and President have been linked to EPS and stock price performance.
As noted earlier, the CAP to our CEO and our other NEOs declined in 2022 due to stock price decline.

*
For 2022, amount represents Adjusted EPS, a
non-GAAP
measure, which is EPS excluding the impact of a $1.21 per share tax benefit resulting from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022. See the
Appendix
on page
A-1
for information regarding
non-GAAP
measures.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Nominating & Governance Committee recommended for nomination, and the Board of Directors nominated, the following persons for election as members of our Board of Directors at the annual meeting of shareholders.

Name	Term Expiring
Common stock
Barry S. Logan	2027 annual meeting of shareholders

Class B common stock
Aaron J. Nahmad	2027 annual meeting of shareholders
Albert H. Nahmad	2027 annual meeting of shareholders

The section titled “Directors & Executive Officers” beginning on page 5 of this Proxy Statement contains more information about the leadership skills and other experience that caused the Nominating & Governance Committee and the Board of Directors to determine that these nominees should serve as directors of the Company.

We believe that each of these directors possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our shareholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background, and professional experience, together they comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement under the heading “Compensation Discussion and Analysis” including the tables that follow. Your vote is solely advisory and, therefore, will not be binding on the Company; however, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

The Board encourages shareholders to read the Compensation Discussion and Analysis, including the tables that follow, to review the correlation between compensation and performance.

The Board remains committed to sound corporate governance practices and shares the interest of shareholders in maintaining effective executive compensation. The Board believes that our executive compensation program, which focuses on the Company’s long-term value, has a proven record of effectively aligning the objectives of our named executive officers with those of our shareholders while simultaneously helping us retain our senior leadership team.

We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to Watsco’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected and appointed Deloitte as our independent registered public accounting firm for the 2024 fiscal year. Deloitte has served as Watsco’s independent registered accounting firm since 2023. In selecting Deloitte as the Company’s independent registered accounting firm for 2024, the Audit Committee considered several factors, including:

•	The professional qualifications of Deloitte, the lead audit partner, and other key engagement personnel.

•	Deloitte’s independence and its processes for maintaining its independence.

•	The appropriateness of Deloitte’s fees for audit services.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Deloitte to our shareholders for ratification. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion at any time.

A representative of Deloitte is expected to attend the annual meeting of shareholders and will have the opportunity to make a statement, if he or she desires to do so, and answer appropriate questions, if any.

The Audit Committee and the Board believe that the appointment of Deloitte as our independent registered accounting firm for the 2024 fiscal year is in the best interest of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2024 FISCAL YEAR.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed to us by our independent registered public accountants for the years ended December 31, 2023 and 2022. There were no audit-related fees or other fees billed to us by our independent registered public accountants for the years ended December 31, 2023 and 2022.

Deloitte & Touche LLP

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2023	$2,385,000	—	—	—	$2,385,000

KPMG LLP

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2023	$280,000	—	$561,000	—	$841,000
2022	$2,963,000	—	$261,000	—	$3,224,000

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for appointing, terminating, compensating, retaining, evaluating, and overseeing the work of the independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence or if such services would in any way negatively impact the quality of the audit conducted. The Audit Committee pre-approved all services provided by our independent registered public accountants for the years ended December 31, 2023 and 2022.

Prior to the annual engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, the independent registered public accounting firm submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services. Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim consolidated financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services. Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of consolidated financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. There were no audit-related services provided by our independent registered public accountants in 2023 or 2022.

Tax Services. Tax services consist of services rendered by an external auditor for tax compliance, tax consulting, and tax planning.

Other Non-Audit Services. Other non-audit services are any other permissible work that is not an Audit, Audit-Related, or Tax Service. There were no other non-audit services provided by our independent registered public accountants in 2023 or 2022.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Change in Certifying Accountant

On April 18, 2023, we dismissed KPMG LLP (“KPMG”) as our independent registered public accounting firm effective upon the filing of our Form 10-Q for the interim period ended March 31, 2023. The decision to dismiss KPMG was approved by the Audit Committee.

KPMG’s audit reports of our consolidated financial statements as of and for the two years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two years ended December 31, 2022 and the subsequent interim period from January 1, 2023 through April 18, 2023, there were no (i) disagreements, (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K promulgated by the SEC pursuant to the Exchange Act), between us and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its audit report on our consolidated financial statements, or (ii) “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, that would require disclosure under Item 304(a)(1)(v) of Regulation S-K.

On April 18, 2023, the Audit Committee notified Deloitte that they had been appointed to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2023, beginning with the interim period ended on June 30, 2023.

During the two years ended December 31, 2022 and the subsequent interim period from January 1, 2023 through April 18, 2023, neither we nor anyone acting on our behalf have consulted Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided to us by Deloitte that Deloitte concluded was an important factor considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided KPMG with a copy of the disclosure under this heading “Change in Certifying Accountant” prior to filing a Current Report on Form 8-K containing such disclosure with the SEC on April 24, 2023 and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements reported pursuant to Item 304(a) of Regulation S-K in such Current Report on Form 8-K. A copy of KPMG’s letter to the SEC dated April 24, 2023 was attached as Exhibit 16.1 to the Current Report on Form 8-K filed by us on April 24, 2023.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Audit Committee consists of Chair, Denise Dickins, and members, J. Michael Custer and Ana Lopez-Blazquez. The Board has determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, and each has been designated as an audit committee financial expert, as defined by NYSE listing standards and SEC rules. Although designated as audit committee financial experts, the Audit Committee Chair and members are not accountants for the Company nor, under SEC rules, is any of them an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) assist the Board in its oversight responsibilities relating to (i) the preparation, presentation and integrity of the Company’s consolidated financial statements and internal control over financial reporting, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and (b) prepare the Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such consolidated financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the shareholders on an annual basis. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation, and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

In 2023, the Audit Committee formally met and held discussions with management, the Company’s Director of Internal Audit and Compliance, and Deloitte, the Company’s current independent registered public accounting firm, or KPMG, the Company’s prior independent registered public accounting firm, five times. In addition, members of the Audit Committee engaged in numerous informal conversations with the Company’s financial management, internal auditors, and independent auditors. The Audit Committee discussed with management, internal auditors, and the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements, interim consolidated financial statements, system of internal control over financial reporting (including technology infrastructure and cybersecurity risks), and policies and procedures designed to reduce the likelihood of events of non-compliance with applicable rules and regulations. These discussions included consideration of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including the item reported as a Critical Audit Matter in the report of the independent auditor. The Audit Committee reviewed the annual plan and scope of work to be performed by internal audit and Deloitte, and throughout the year routinely met outside of the presence of management with both internal audit and Deloitte to discuss their respective audit results, evaluations of internal controls, and the overall quality of financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with Deloitte those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from Deloitte disclosing such matters.

The Audit Committee also discussed with Deloitte the firm’s independence from the Company and its management team, and reviewed the written disclosures and letter from Deloitte pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services, if any, with Deloitte’s independence.

Based upon the reviews and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

AUDIT COMMITTEE

Denise Dickins, Chair

J. Michael Custer

Ana Lopez-Blazquez

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN
Executive Vice President and Secretary

April 26, 2024

Appendix

CALCULATION OF NON-GAAP FINANCIAL MEASURES

We have included in this Proxy Statement the performance metric Adjusted EPS for the year ended December 31, 2022, which is used for our pay versus performance disclosure and is not calculated in accordance with U.S. GAAP. The metric should be reviewed in conjunction with the relevant GAAP financial measure and may not be comparable to similarly titled measures reported by other companies.

We calculated Adjusted EPS as GAAP-based diluted EPS of $15.41 for the year ended December 31, 2022, and excluded the impact of $1.21 per share tax benefit derived from our Chairman & CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022, resulting in Adjusted EPS of $14.20. No adjustments were necessary related to GAAP EPS for 2023 or 2021. Additionally, this benefit was not considered in determining the change in diluted EPS for purposes of assessing the 2022 or 2023 long-term incentive award for the Chairman & CEO or President.

Please also see the section “Non-GAAP Financial Measures” contained in our annual report to shareholders, which is delivered together with this proxy statement.

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WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR COMMON STOCK

2024 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $0.50 of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2024 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 3, 2024, at 10:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	To elect the following nominee as a Common stock director until the Annual Meeting of Shareholders in 2027 or until his successor is duly elected and qualified:
Barry S. Logan: FOR [ ] AGAINST [ ] ABSTAIN [ ]

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of the advisory resolution regarding the compensation of our named executive officers.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2024 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters, which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2023 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 26, 2024.

Date: , 2024

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2024 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $0.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2024 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 3, 2024, at 10:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	To elect the following two nominees as Class B common stock directors until the Annual Meeting of Shareholders in 2027, or until their respective successors are duly elected and qualified:

Aaron J. Nahmad: FOR [ ] AGAINST [ ] ABSTAIN [ ]
Albert H. Nahmad: FOR [ ] AGAINST [ ] ABSTAIN [ ]

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of the advisory resolution regarding the compensation of our named executive officers.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2024 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2023 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 26, 2024.

Date: , 2024

[SIGNATURE OF SHAREHOLDER]
[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.